EXHIBIT 99.4

(Translation)

FORM OF EXERCISE OF VOTING RIGHTS

To:	Mitsumi Electric Co., Ltd.

Proposition	For or against the original proposition
	For	Against

Date of Extraordinary General Meeting of Shareholders:	December 27, 2016

Number of voting rights:	votes

I hereby exercise my voting rights as shown in the right column (indicated by a circle) on the proposition at the Extraordinary General Meeting of Shareholders to be held as described above, including any adjourned or postponed meeting thereof:

                    , 2016

(Notice) If there is no indication as to whether you voted for or against the proposition, it will be treated as if it was voted for.)

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

[Right Column]

Number of shares held as of the record date:	shares

Number of voting rights:	votes

One voting right is assigned to one unit of shares.

Notice

1.	When you attend the General Meeting of Shareholders, please submit the form of exercise of voting rights to the receptionist.

2.	If you cannot attend the General Meeting of Shareholders, please indicate your approval or disapproval in the form of exercise of voting rights and sent it to us at your earliest convenience.

Shareholder’s code number: No.

Mitsumi Electric Co., Ltd.

POSTCARD

137-8683

261

Recipient Payment Postage
Shin-Tokyo Post Office Approved 9322
Sending effective period: by June 30, 2017
(Recipient) c/o Shin-Tokyo Post Office, P.O. Box No. 29 Mitsubishi UFJ Trust and Banking Corporation Securities Agency Department To: Mitsumi Electric Co., Ltd. 1378683261

Please send this postcard without putting a stamp.

Please do not use this postcard on or after the date of the general meeting of shareholders indicated in the form of exercise of voting rights.

In sending the form of exercise of voting rights, please be sure to cut off this slip.